                                       [                 A388786               ]
                                       [                ENDORSED               ]
                                       [                  FILED                ]
                                       [In the office of the Secretary of State]
                                       [        of the State of California     ]
                                       [                JUN 22 1990            ]
                                       [    MARCH FONG EU, Secretary of State  ]

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           MOLLER INTERNATIONAL, INC.

     PAUL S. MOLLER and JACK ALLISON certify that:

1.   They are the President and Secretary, respectively, of MOLLER
     INTERNATIONAL, INC., a California corporation;

2.   The Articles of Incorporation of this corporation are amended and restated
     to read as follows:

               ONE: The name of this corporation is: MOLLER INTERNATIONAL, INC.

               TWO: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the
          General corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California corporations Code.

               THREE: This corporation is authorized to issue two (2) classes of shares of stock to be designated Common and Preferred respectively.
          The total number of Common shares which this corporation is authorized to issue is Fifty Million (50,000,000) .The total number of Preferred shares which this Corporation is authorized to issue is Fifty Million
          (50,000,000) .The Preferred shares may be authorized in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred shares and to fix the designation of such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

               FOUR: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation, by action of its Board of
          Directors or shareholders, may amend its bylaws to authorize the indemnification of agents, as defined in Section 317 of the California corporations Code (the "Code") , in excess of that expressly permitted by Code Section 317 for agents of the Corporation for breach of duty to the Corporation and its shareholders, provided, however, that such an amendment may not provide for indemnification of any agent for acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to Code section 204(a) (10)
          or as to circumstances in which indemnity is expressly prohibited by
          Code section 317.

3.   The foregoing amendments of the Articles of Incorporation have been duly approved by the Board of Directors.

4.   The foregoing amendments of the Articles of Incorporation have been duly approved by to required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding shares of the
     Corporation is FOUR MILLION FOUR HUNDRED EIGHTY-FOUR THOUSAND ONE HUNDRED
     SIXTY-ONE (4,484,161) , consisting entirely of Common shares. The number of outstanding Common shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required of Common shares was more than 50%.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Dated: May 5, 1990.

/s/ Paul S. Moller
------------------------------
PAUL S. MOLLER, President

/s/ Jack Allison
-------------------------------
JACK ALLISON, Secretary